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                     July 14, 2023

       Jonathan Lamb
       Chief Executive Officer
       Rigel Resource Acquisition Corp.
       7 Bryant Park
       1045 Avenue of the Americas, Floor 25
       New York, NY 10018

                                                        Re: Rigel Resource
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed June 28, 2023
                                                            File No. 001-41022

       Dear Jonathan Lamb:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Michael J. Mies, Esq.